SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 18, 2003

Date of Report

(Date of Earliest Event Reported)

EXPEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Washington	000-27429	91-1996083
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

13810 SE Eastgate Way, Suite 400, Bellevue, WA 98005

(Address of Principal Executive Offices, including Zip Code)

(425) 564-7200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5.    OTHER EVENTS.

On March 18, 2003, Expedia, Inc., a Washington corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with USA Interactive, a Delaware corporation (“USA”), and Equinox Merger Corp., a Washington corporation and direct wholly owned subsidiary of USA, pursuant to which USA will acquire all of the shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company that USA does not currently own and Equinox Merger Corp. will merge with and into the Company (the “Merger”). In the Merger, each share of Company Common Stock will be converted into the right to receive 1.93875 shares of common stock, par value $0.01 per share (the “USA Common Stock”), of USA.

Consummation of the Merger is subject to certain conditions, including receipt of the approval of the Merger by the stockholders of the Company. USA currently owns approximately 54% of the outstanding capital stock of the Company and controls approximately 94.9% of the combined voting power of the outstanding shares of the Company’s capital stock. USA has agreed to vote all of its shares of the Company’s capital stock in favor of the Merger at the Expedia stockholders meeting relating to the Merger.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 2.1 hereto. A copy of the press release, dated March 19, 2003, issued by the Company and USA, relating to the above-described transaction is attached as Exhibit 99.1 hereto.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.

(c)  Exhibits.

2.1	Agreement and Plan of Merger by and among USA Interactive, Equinox Merger Corp. and Expedia, Inc. dated as of March 18, 2003.

99.1	Text of press release dated March 19, 2003.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPEDIA, INC.

By:	/S/ MARK S. BRITTON
Mark S. Britton
Senior Vice President General Counsel and Secretary

Date: March 19, 2003

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Exhibit Index

Number	Description

2.1	Agreement and Plan of Merger by and among USA Interactive, Equinox Merger Corp. and Expedia, Inc. dated as of March 18, 2003.

99.1	Text of press release dated March 19, 2003.